SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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From the Desk Of

KI YONG CHOI

June 29, 2012

To the Stockholders of Cryo-Cell International, Inc.

Dear Fellow Cryo-Cell Stockholder:

I have launched a proxy contest to elect a slate of Board members to chart a new direction for Cryo-Cell. I am undertaking this action to stop what I believe to be the mismanagement of Cryo-Cell, which includes the payment of excessive compensation to the co-CEOs, and to bring in an independent Board to hire one experienced, qualified CEO.

In a recent release, one of the co-CEOs of Cryo-Cell made a number of assertions that were later publicly admitted by Cryo-Cell to be incorrect. Specifically, on June 28, 2012, Cryo-Cell filed with the U.S. Securities and Exchange Commission a Form 8-K which the co-CEO admitted Cryo-Cell was filing “to correct certain inaccuracies that were contained in a letter to shareholders filed by [Cryo-Cell] as additional solicitation materials on June 25, 2012.” I have enclosed a copy of that Form 8-K for your review.

For the reasons I have stated in my definitive proxy statement previously mailed to you, I urge you, for the benefit of all of Cryo-Cell’s stockholders, please help me change what I believe to be the mismanagement of Cryo-Cell.

VOTE THE GOLD PROXY TODAY TO MAKE A DIFFERENCE IN CRYO-CELL'S FUTURE

Time is short.  No matter how many or how few shares you own, it is important that you vote the GOLD proxy card today and vote in favor of electing us to represent you in the board room.  Electronic voting is available to you. It’s fast and cost free. Please refer to the enclosed materials on how to vote your shares today. You SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell. If you have already returned the WHITE proxy card, it is not too late to change your vote. By voting the enclosed GOLD proxy card, and voting for me and my director nominees and voting against approval Cryo-Cell’s 2012 Equity Incentive Plan, you can still help us change direction for Cryo-Cell and your vote will count.

As the largest stockholder of Cryo-Cell and a person who cares about Cryo-Cell and all of its stockholders, I vow to work tirelessly to get Cryo-Cell back on track.  I thank you and look forward to your support.

Sincerely,

/s/ Ki Yong Choi

Ki Yong Choi

DEFA14A 1 d372110d8k.htm FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2012

CRYO CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Cryo-Cell International, Inc. (the “Company”) is filing this Current Report on Form 8-K to correct certain inaccuracies that were contained in a letter to shareholders filed by the Company as additional solicitation materials on June 25, 2012. Specifically, the Company is correcting and/or clarifying the following statements made under the headings indicated in the original letter:

Letter from the Chairman

1)	“Previously ousted Cryo-Cell Board member Ki Yong Choi and his brother-in-law are waging a proxy fight for control of your company. Both were voted out by shareholders in August 2011 as a result of frustration with the Board’s poor performance and a desire for a new business strategy.”

Mr. Choi and his brother-in-law were not voted out by shareholders in August 2011 as a result of frustration with the Board’s poor performance and a desire for a new business strategy. Rather, Mr. Choi and Mr. Cho, each of whom was a member of the Company’s Board of Directors until August 2011, were not re-nominated by the Company to serve as directors for the 2011 annual meeting after Mr. Choi submitted his own slate of nominees. Stockholders did not vote for or against Mr. Choi or his brother-in-law in the 2011 annual meeting election.

What are Choi’s Intentions?

2)	“On August 22, 2011, Mr. Choi submitted a 13D filing that stated his intention to amend the existing Cryo-Cell bylaws to enable any shareholder controlling at least 15% percent of the stock to remove any and all Board members without cause. Mr. Choi was well aware that his proposed change would apply only to him. Had he been successful, the net result would have enabled him to dismiss any Board members who did not support his viewpoint. This is in direct violation of Delaware law.”

On August 22, 2011, Mr. Choi did submit a 13D in which he proposed the following:

“the Board shall vote as directors to amend the bylaws of the Company to allow a stockholder holding fifteen percent (15%) or more of the outstanding capital stock of the Company to call a special election of stockholders for the election of directors and to allow removal of any or all directors without cause.”

The Company did not enact Mr. Choi’s proposed Bylaw amendment.

What are Choi’s Intentions?

3)	“On August 22, 2011, Mr. Choi submitted a 13D filing that stated his intention to amend the existing Cryo-Cell bylaws to enable any shareholder controlling at least 15% percent of the stock to remove any and all Board members without cause. Mr. Choi was well aware that his proposed change would apply only to him. Had he been successful, the net result would have enabled him to dismiss any Board members who did not support his viewpoint. This is in direct violation of Delaware law.”

The proposed bylaw amendment to allow a stockholder holding fifteen percent (15%) or more of the outstanding capital stock of the Company to call a special election of stockholders for the election of directors is not a violation of Delaware law. The proposed bylaw amendment to allow removal of directors without cause is not a violation of Delaware law.

What are Choi’s Intentions

4)	“In his final days as a Cryo-Cell Board member, Mr. Choi voted to a wire transfer of $2.5 million into a trust for the then-current Board chairman.”

Mr. Choi voted to place $2.5 million in escrow to cover potential claims of Company officers which officers would become entitled to, subject to satisfaction of provisions in their employment agreements, upon the occurrence of a change of control of the Company.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information	Not Applicable.
(c)	Shell Company Transactions	Not Applicable.
(d)	Exhibits.	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CRYO-CELL International, Inc.

DATE: June 28, 2012	By:	/s/ David I. Portnoy
David I. Portnoy
Co-Chief Executive Officer